Exhibit 10.9

Amendment to

[Employment Agreement]

This Amendment (this “Amendment”) to the [Employment Agreement] by and between CytoDyn Inc. and [Executive Name] is made and entered into as of January __, 2020 (the “Effective Date”), by and between CytoDyn Inc., a Delaware corporation (the “Company”), and [Executive Name], an individual (the “Executive”).

WHEREAS, the Company and the Executive have entered into that certain [Employment Agreement], dated as of [Date] (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the material promises set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Amendment to Section 4. Section 4.1[(d)] of the Employment Agreement is hereby [amended by adding a new section 4.1(d)]/[amended and restated in its entirety] as follows:

“(d) Notwithstanding anything in Section 4.1(c) to the contrary, the Severance Payments may be made, in the Board’s sole discretion, in whole or in part through the issuance of shares of the Company’s Common Stock, in each case with a Fair Market Value (as defined in the Company’s Amended and Restated 2012 Equity Incentive Plan) equal to the amount to be paid on the applicable date.”

3. Amendment to Section 4. Section 4.5 of the Employment agreement is hereby amended and restated in its entirety as follows:

“Section 4.5 Release Agreement. In order to receive the Severance Payments set forth in Section 4.1 or to receive the Enhanced Severance Payments set forth in Section 4.2 (as applicable, and, in each case, if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion; provided, that the Company shall endeavor to provide the Executive with the form of Release Agreement within 3 days following the Termination Date. The Severance Payments or the Enhanced Severance Payments, as applicable, are subject to the Executive’s execution of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement, if applicable.”

4. No Other Amendments. Except as expressly amended herein, the Employment Agreement, as amended shall continue in full force and effect.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the state of Washington without giving effect to the choice of law provisions thereof.

6. Counterparts. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and each of their successors and assigns, including, without limitation, any successors or surviving entities thereto by operation of merger.

8. Entire Agreement. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement of all parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. All references in the Employment Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Employment Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have set their hands as of the Effective Date.

THE COMPANY CytoDyn Inc.		EXECUTIVE [Executive Name]

By:	/s/	/s/
Nader Z. Pourhassan
President and Chief Executive Officer